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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement (Form S-8 and Form S-3) of our report dated January 26, 1998 on the financial statements of Internex Information Services, Inc. for the year ended June 30, 1997 included in the Annual Report (Form 10-K) of Concentric Network Corporation, for the year ended December 31, 1997. It should be noted that we have not audited any financial statements of Internex Information Services, Inc. for any period subsequent to June 30, 1997 or performed any audit procedures subsequent to the date of our report.


                                    /s/ ARTHUR ANDERSEN LLP

San Jose, California
June 30, 1998